Exhibit 5.1

August 14, 2017

Monarch Casino & Resort, Inc.

3800 S. Virginia Street

Reno, Nevada  89502

Re:Registration on Form S-8 for the Monarch Casino & Resort, Inc. 2014 Equity Incentive Plan, as amended

Ladies and Gentlemen:

On or about the date hereof, Monarch Casino & Resort, Inc., a Nevada corporation (the "Company"), transmitted for filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").  The Registration Statement relates to the issuance, offering and/or sale by the Company of up to 1,200,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company, reserved for issuance from time to time under the Company's 2014 Equity Incentive Plan, as amended (the "Plan").

In connection with the preparation of the Registration Statement and this opinion letter, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion.  For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of all documents submitted to us.  As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the documents submitted to us.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the Chapter 78 of the Nevada Revised Statutes which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Nevada and reported judicial decisions interpreting these laws.  Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement.  In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP